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                                                                 EXHIBIT 99.5(B)

        FIRST AMENDMENT made as of the 10th day of May, 1998 to the Employment Agreement dated as of February 16, 1998 by and between USI, Inc. ("New USI"), a Delaware corporation, with its principal office at 101 Wood Avenue South, Iselin, New Jersey 08830, which, immediately after the Mergers contemplated by the Agreement and Plan of Merger, dated as of February 16, 1998, as amended, among Zurn Industries Inc., (the "Company") U.S. Industries, Inc., New USI and certain newly organized subsidiaries of New USI, will be renamed U.S. Industries, Inc. ("USI") and Robert R. Womack, residing at 48 Downs Lake Circle, Dallas, Texas 75230 ("Executive").

                              W I T N E S S E T H:

        WHEREAS, USI and Executive have previously entered into the Employment Agreement; and

        WHEREAS, the Company and Executive desire to amend the Employment Agreement effective as of the date hereof.

        NOW, THEREFORE, effective as of the date hereof the parties hereto agree as follows:

        1. Section 1 of the Employment Agreement is hereby amended by deleting the first sentence thereof in its entirety and adding the following two sentences in lieu thereof:

       "Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall be for an initial three-year term commencing on the Effective Date (the "Initial Employment Term"); provided that the Initial Employment Term shall be extended for up to four (4) successive one (1) year additional terms (the "Additional Employment Terms") unless at least thirty (30) days prior to the end of the Initial Employment Term or any Additional Employment Term, USI or the Executive gives the other written notice of nonrenewal. The period of employment hereunder shall be referred to as the "Employment Term"."

        2. Section 4(b) of the Employment Agreement is amended by the deletion of the second sentence thereof in its entirety and the addition of the following two sentences in lieu thereof:

       "Except as otherwise specifically provided in this Agreement, the grant shall provide that the Restricted Stock shall become nonforfeitable ("vest") with respect to one third of such shares on each of the third, fifth and seventh anniversaries of the date of grant provided that Executive is employed by USI on each such vesting date. Furthermore, the grant shall provide that if Executive retires (voluntarily or involuntarily other than for Cause) at or after his sixty-second (62nd) birthday with ten (10) or more years of service with USI and the Company, all unvested shares of Restricted Stock shall fully vest."

        3. Section 5 of the Employment Agreement is amended by the addition of the words "paid or" immediately preceding the word "payable" the first time it appears in such section.

        4. The Employment Agreement is hereby amended by the deletion of Section 7(a)(iv) in its entirety and the substitution of the following in lieu thereof:

       "the termination of Executive's employment by USI without Cause, which shall include a termination at the end of the then current employment term pursuant to a notice of nonrenewal given by USI pursuant to Section 1 hereof and which shall be deemed a termination without Cause for all purposes under this Agreement;"

        5. The Employment Agreement is hereby amended by the deletion of Section 7(a)(v) in its entirety and the substitution of the following in lieu thereof:
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       "the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice or at the end of the then current employment term pursuant to a notice of nonrenewal by the Executive pursuant to Section 1 hereof which shall be deemed a voluntary resignation without Good Reason for all purposes under this Agreement;"

        6. Section 7(a) and 7(g) of the Employment Agreement are hereby amended by the deletion of the phrase "Section 8(c)(A)(i) and (ii)" and the substitution of the phrase "Section 8(c)(A)(1) and (2)" in lieu thereof.

        7. THE EMPLOYMENT AGREEMENT. The Employment Agreement, as amended herein, shall remain in full force and effect, subject to the last sentence of Section 1 of the Employment Agreement.

        IN WITNESS WHEREOF, USI has caused this amendment to be executed by its duly authorized officers and the Executive has hereunto set his hand as of the date first above written.

                                          USI, Inc.

                                          By: /S/ GEORGE H. MacLEAN
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                                          Name: George H. MacLean
                                          Title:  Senior Vice President

                                          /S/ ROBERT R. WOMACK

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                                          Robert R. Womack

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